Exhibit 99.1

NEWS RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Russell Communications Group
	Jeffrey H. Sakamoto	Bruce Russell
	(808) 326-1353	(310) 559-4955 x101
	jsakamoto@cyanotech.com	brucerussell@ruscom.com

Cyanotech Corporation Announces FY 2006 Second Quarter

Financial Results Webcast on November 3, 2005

KAILUA KONA, Hawaii (October 28, 2005) – Cyanotech Corporation (Nasdaq:  CYAN), a world leader in producing high-value natural products from microalgae, will announce financial results for the second quarter of fiscal 2006, ended September 30, 2005, after the market closes on Thursday, November 3, 2005.

Webcast  –  Cyanotech Corporation will hold a conference call in conjunction with the press release.  The conference call will be broadcast live over the Internet on Thursday, November 3, 2005 at 5:30 p.m. Eastern Time.  It can be accessed by all interested parties by linking through the Investor Broadcast Network’s VCall website at www.vcall.com  or through Cyanotech’s website, www.cyanotech.com.  To listen to the live call, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

Archive  –  An archive of the webcast will be available later at www.vcall.com and at www.cyanotech.com

Questions  –  In advance of the webcast, Cyanotech welcomes investors to submit questions by email to brucerussell@ruscom.com

About Cyanotech  –  Cyanotech Corporation, a world leader in microalgal technology, produces BioAstin® natural astaxanthin and Spirulina Pacifica® – all-natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits.  The Company’s other compounds, such as NatuRose® natural astaxanthin, promote animal nutrition and health, primarily in aquaculture.  Cyanotech extracts these compounds from microalgae grown at its 90-acre facility in Hawaii using proprietary processes, and distributes them to nutraceutical, nutritional supplement, cosmeceutical and aquaculture feed makers and marketers worldwide. Corporate data and product information are available at www.cyanotech.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  -  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  - www.cyanotech.com